EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-106608, No. 333-108924, No. 333-110754, No. 333-110752, No. 333-82496, No. 333-91225, No. 333-91235, No. 333-17105, No. 333-122391, No. 333-122392, No. 333-133828, No. 333-134626, No. 333-132048 and No. 333-137100)) and Forms S-8 (No. 333-109595, No. 333-91259, No. 333-137447 and No. 333-122393) of SpatiaLight, Inc. of our reports dated March 15, 2007, except for the “Restatement” section of Note 1, the "Impairment loss" section of Note 4, and Note 5, as to which the date is August 20, 2007, relating to the consolidated financial statements of SpatiaLight, Inc. (which report expresses an unqualified opinion and includes a matter of emphasis paragraph relating to the Company’s ability to continue as a going concern), SpatiaLight, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal controls over financial reporting because of material weaknesses) of SpatiaLight, Inc., included in this Annual Report on Form  10-K/A for the year ended December 31, 2006.

ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
August 20, 2007